Exhibit 10.1

Cardinal Health

Deferred Compensation Plan

Amended and Restated Effective as of January 1, 2009

Second Amendment

Background Information

A.	Cardinal Health, Inc. (“Cardinal Health”) established and maintains the Cardinal Health Deferred Compensation Plan (the “Plan”) for the benefit of participants and their beneficiaries.

B.	The Financial Benefit Plans Committee (the “Committee”) oversees the administration of the Plan and is authorized to amend administrative provisions of the Plan in accordance with authority delegated by the Human Resources and Compensation Committee of the Board of Directors of Cardinal Health.

C.	The Committee desires to amend the Plan to exclude CareFusion Corporation (“CareFusion”) and its subsidiaries from the definition of “Employer”, effective as of August 31, 2009, the first day of the payroll period during which such employees will cease to be eligible for participation in the Plan as a result of the spin-off of CareFusion and its subsidiaries from Cardinal Health as of 11:59 p.m. on said date.

D.	Section 7.1 of the Plan permits the amendment of the Plan at any time.

Amendment of the Plan

The Plan is hereby amended as follows, effective as of August 31, 2009:

1.	A new sentence is hereby added to the end of Section 1.1(n) of the Plan to read as follows:

“Notwithstanding the foregoing, CareFusion Corporation and its subsidiaries shall cease to be classified as Employers under the terms of the Plan, effective as of August 31, 2009, one day prior to the day that CareFusion Corporation and its subsidiaries shall cease to be members of a controlled group of corporations with Cardinal Health, Inc.”

2.	All other terms and provisions of the Plan shall remain unchanged.

CARDINAL HEALTH, INC.

By:	/s/ Monica Foster

Title:	VP Benefits

Date:	8/20/09